EXHIBIT 1

ADP SENDS LETTER TO STOCKHOLDERS

 Urges Stockholders to Re-Elect ADP’s Highly Qualified Board by
Voting the WHITE Proxy Card Today

ROSELAND, NJ, October 5, 2017 – ADP (NASDAQ: ADP) today sent a letter to stockholders urging them to vote on the WHITE proxy card to re-elect all of the Company’s 10 highly qualified and experienced directors at ADP’s November 7 Annual Meeting of Stockholders. Highlights from the letter are included below, and the full text of the letter can be found at www.VoteADP.com/stockholder-letters.

ADP Has an Outstanding Track Record of Delivering Superior Growth and Sustainable Value.
ADP’s Total Shareholder Return (TSR) has significantly outperformed the S&P 500 Index over 1-, 3-, and 5-year periods.  TSR since ADP’s Board named Carlos Rodriguez CEO on November 9, 2011 is in excess of 200 percent1.  Over that same period, ADP has achieved a compound annual revenue growth rate of 7% and has returned $11.3 billion to shareholders through share repurchase and cash dividends.  ADP has increased its annual dividend for 42 consecutive years.

Pershing Square’s Extreme and Ever-Changing Views Would Put ADP’s Business at Risk.
Pershing Square’s risky call for a rapid acceleration in ADP’s already-healthy margins demonstrates a fundamental lack of understanding of what makes ADP successful in achieving its growth objectives, winning new business and maintaining client satisfaction, all of which are critical to creating long-term shareholder value. Pershing Square has repeatedly changed its margin improvement targets as well as the number of directors it said it would seek to nominate.  William Ackman has also made contradictory comments about replacing ADP’s CEO Carlos Rodriguez.  Mr. Ackman’s ever-changing rhetoric and failure to appreciate what makes ADP successful with clients undermines his credibility and demonstrates how his aggressive approach would put the Company’s business at risk.

Pershing Square Has a Long History of Destroying Shareholder Value.
Despite ADP’s consistently strong TSR, financial performance, market leadership and continued progress in transforming its business to generate growth through innovation, Mr. Ackman is pursuing the same risky “swing for the fences” approach he previously advocated at Valeant, J.C. Penney, Borders and Target, where TSR declined 94%, 57%, 99% and 42%, respectively, during his involvement.

Protect the Value of Your Investment by Voting the WHITE Proxy Card Today.
ADP’s Board is laser-focused on protecting the value of shareholders’ investments in ADP – and that includes defending against the potentially disastrous intervention of Pershing Square. Shareholders are strongly urged to vote “FOR” ADP’s 10 highly qualified and experienced directors.  For additional information, shareholders should visit VoteADP.com.

1 Assumes ADP’s 7/27/17 intraday price of $111.65 as of 12:00PM, which is the assumed ADP “unaffected” price; assumes shareholders have held their CDK shares since it was spun off from ADP on October 1, 2014 and all ADP and CDK dividends have been reinvested on the ex-dividend date.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

Please vote today online, by phone or by mail by following the directions on your WHITE proxy card.

If you have questions, or need assistance in voting your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:
(877) 750-0510

Banks and Brokers Call Collect:
(212) 750-5833

REMEMBER:

 Please discard any Gold proxy card that you may receive from Pershing Square.

Returning a Gold proxy card — even if you “withhold” on Pershing Square’s nominees — will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

The ADP logo, ADP, are registered trademarks of ADP, LLC. ADP A more human resource. is a service mark of ADP, LLC. All other marks are the property of their respective owners.

Copyright © 2017 ADP, LLC. All rights reserved.

ADP-Media

Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

Additional Information
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833.Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

Media:

Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com